      As filed with the Securities and Exchange Commission on May 10, 2000

                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         CHOICETEL COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                  MINNESOTA                                      41-1649949
(State or other jurisdiction of incorporation     (I.R.S. Employer Identification Number)
               or organization)
                                   9724 10TH AVENUE NORTH
                                  PLYMOUTH, MINNESOTA 55441
                                  TELEPHONE: (612) 544-1260
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                JACK S. KOHLER                          Copies of communications to:
           CHIEF FINANCIAL OFFICER                           ROBERT T. MONTAGUE
            9724 10TH AVENUE NORTH                 ROBINS, KAPLAN, MILLER & CIRESI L.L.P.
          PLYMOUTH, MINNESOTA 55441                2800 LASALLE PLAZA, 800 LASALLE AVENUE
          TELEPHONE: (612) 544-1260                  MINNEAPOLIS, MINNESOTA 55402-2015
   (Name, address, including zip code, and               TELEPHONE: (612) 349-0822
                  telephone                              TELECOPIER: (612) 339-4181
  number, including area code, of agent for
                   service)

        Approximate date of commencement of proposed sale to the public:
     FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                       PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
    TITLE OF EACH CLASS OF         AMOUNT TO BE         OFFERING PRICE       AGGREGATE OFFERING     REGISTRATION
 SECURITIES TO BE REGISTERED        REGISTERED           PER SHARE(1)             PRICE(1)              FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
  value.......................   1,201,690 shares           $3.94                $4,734,659            $1,250
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices for the Common Stock on May 8, 2000, as reported on the Nasdaq SmallCap Market.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                1,201,690 SHARES

                         CHOICETEL COMMUNICATIONS, INC.

                                  COMMON STOCK

     This Prospectus relates to the offer and sale of up to 1,201,690 shares of Common Stock, par value $.01 per share ("Common Stock"), of ChoiceTel Communications, Inc., a Minnesota corporation ("ChoiceTel"), that may be offered and sold from time to time by the shareholders described in this Prospectus or other successors in interest that receive the shares as a gift, distribution, or other non-sale transfer. The selling shareholders may offer their shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in negotiated transactions at prices acceptable to the selling shareholders. ChoiceTel will not receive any proceeds from the sale of shares by selling shareholders.

     ChoiceTel's Common Stock is quoted on the NASDAQ SmallCap Market under the symbol "PHON." On May 8, 2000, the last reported sale price for the Common Stock was $3.875 per share.

     The shares offered by this Prospectus include 572,233 shares of ChoiceTel's Common Stock issued to certain shareholders on April 25, 2000 in a private offering, 572,233 shares of Common Stock of the Company issuable upon the exercise of warrants issued to certain shareholders on April 25, 2000 in the same private offering, and 57,224 shares issuable upon exercise of warrants issued to ChoiceTel's agent on April 25, 2000, as compensation for acting as agent in connection with the private offering.

     THE COMMON STOCK OFFERED BY THIS PROSPECTUS IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May 10, 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Available Information.......................................      3
Incorporation of Certain Documents by Reference.............      4
Prospectus Summary..........................................      5
Risk Factors................................................      6
Use of Proceeds.............................................      9
Dividend Policy.............................................      9
Selling Shareholders........................................      9
Plan of Distribution........................................     13
Legal Matters...............................................     14
Experts.....................................................     14
Material Changes............................................     14
Indemnification.............................................     14

                             AVAILABLE INFORMATION

     ChoiceTel has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the offering of the shares of Common Stock made by this Prospectus. This Prospectus does not contain all of the information set forth in the registration statement. For further information with respect to ChoiceTel and its Common Stock, reference is made to the registration statement. Statements made in this Prospectus as to the contents of any contract, agreement or other documents are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved. ChoiceTel is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files periodic reports, proxy statements and other information with the Securities and Exchange Commission. The registration statement and the reports, proxy statements or other information filed with the Securities and Exchange Commission may be inspected without charge and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison, Suite 1400, Chicago Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may also be obtained at prescribed rates from the Securities and Exchange Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement may also be accessed through the Securities and Exchange Commission's Web site located at
<http://www.sec.gov>.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are hereby incorporated by reference in this Prospectus except as superseded or modified herein:

     1) ChoiceTel's Annual Report on Form 10-KSB40 for the fiscal year ended December 31, 1999, filed with the Securities and Exchange Commission on March 30, 2000.

     2) The description of ChoiceTel's Common Stock contained in the Prospectus constituting part of the registration statement on Form SB-2 (File No. 333-29969) filed by ChoiceTel with the Securities and Exchange Commission on June 25, 1997.

     3) All documents filed by ChoiceTel pursuant to Sections 13(a), 139(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus and prior to the termination of the offering of the shares.

     Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     ChoiceTel will provide without charge to each person, including a beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests should be directed to Jack S. Kohler, Chief Financial Officer, at ChoiceTel's principal executive offices at 9724 10th Avenue North, Plymouth, MN 55441, telephone number (612) 544-1260.

                           FORWARD-LOOKING STATEMENTS

     The information contained in this Prospectus may contain various forward-looking statements, which may be identified by the use of forward-looking terminology, such as "may," "except," "goal," "estimate," "continue," or other comparable terminology. Such statements are subject to certain risks and uncertainties relating to the future performance of ChoiceTel and its operating subsidiary, Advants, Inc. Actual results or events may materially differ from those indicated in such forward-looking statements. In evaluating such statements, prospective investors are cautioned not to place undue reliance on such forward-looking statements and are specifically directed to review the various factors identified under the caption "RISK FACTORS" which could cause actual results to differ materially from those indicated in such forward-looking statements.

                               PROSPECTUS SUMMARY

     The following information is qualified in its entirety by the more detailed information and financial statements of ChoiceTel, including the notes thereto, contained elsewhere in this Prospectus or incorporated herein by reference.

                                  THE COMPANY

     ChoiceTel Communications, Inc. was formed as a Minnesota corporation in 1989. Since that time ChoiceTel has been in the business of operating pay telephones. The board of directors of ChoiceTel recently concluded that the pay telephone industry is no longer a growth industry and that ChoiceTel lacks the size and resources necessary to compete in the business. The board of directors, therefore, authorized management to sell all of ChoiceTel's pay telephone assets. Much of ChoiceTel's previously held pay telephone assets were sold during 1999. ChoiceTel expects to divest the remainder of its pay telephone assets, which are located in Puerto Rico, during 2000. ChoiceTel intends to develop a profitable model for employing public Internet access terminals through its majority owned subsidiary, Advants, Inc.

     In April of 2000, ChoiceTel sold a total of 572,233 units to a limited number of accredited investors through a private offering. Each unit consisted of one share of ChoiceTel's Common Stock, $.01 par value, and one warrant to purchase one additional share of ChoiceTel's Common Stock, $.01 par value, at an exercise price of $4.95 per share. The units were sold for $4.2126 per unit. In addition to the units, ChoiceTel issued warrants to purchase 57,224 additional shares of its common stock to its agent, Miller, Johnson & Kuehn, Incorporated.

     On May 2, 2000, ChoiceTel purchased 750,000 shares of common stock of its majority owned subsidiary, Advants, Inc., and 1,500,000 warrants to purchase additional shares of Advants for an aggregate purchase price of $3 million.

     Advants, Inc., was incorporated in Minnesota in September of 1998 under the original name "Public Internet Access Holdings Corporation," which was changed in November of 1999. Advants is in the business of offering Internet access through public Internet terminals. Advants presently operates approximately 50 terminals.

                                  THE OFFERING

Common Stock Offered:                  Up to 1,201,690 shares
Common Stock Outstanding:              3,499,139 shares as of May 5, 2000 (this number does not
                                       include 629,457 shares issuable upon the exercise of
                                       warrants held by the selling shareholders and which may be offered by this Prospectus)
Offering Price:                        The selling shareholders will offer shares from time to time through or to brokers or dealers in the over-the-counter
                                       market at market prices prevailing at the time or in one or more negotiated transactions at prices acceptable to the
                                       selling shareholders
Use of Proceeds:                       ChoiceTel will not receive any of the proceeds from the sale of shares by the selling shareholders, but will receive
                                       proceeds from the selling shareholders upon their exercise of up to 629,457 warrants; ChoiceTel will use any proceeds derived from the exercise of warrants (if any) in connection with ChoiceTel's then current business opportunities,
                                       whatever they may be

                                  RISK FACTORS

     Prospective investors should carefully review and consider the following risk factors and other information contained elsewhere in this Prospectus or incorporated herein by reference.

     CHOICETEL WILL HAVE LIMITED ASSETS GOING FORWARD. ChoiceTel is in the process of selling substantially all of its pay telephone operating assets. In addition to its remaining pay telephones in Puerto Rico (approximately 1,000) and cash-on-hand and receivables of approximately $3,000,000, the only other asset ChoiceTel owns is shares of stock of its majority owned subsidiary, Advants, Inc. ChoiceTel currently owns approximately 68% of Advants. If you purchase ChoiceTel Common Stock, you will essentially be investing in Advants. If Advants fails to become a profitable business, you may lose part or all of your investment.

     ADVANTS HAS VERY LITTLE OPERATING HISTORY. Formed in 1998, Advants has a very limited operating history upon which to evaluate its current business and prospects. Before you purchase ChoiceTel Common Stock, you should evaluate the risks, expenses and problems frequently encountered by companies in the early stages of development and companies entering new and rapidly changing markets like the Internet.

     ADVANTS MAY NOT BE ABLE TO FUND ITS FUTURE CAPITAL NEEDS AND IT MAY NEED ADDITIONAL FUNDS SOONER THAN ANTICIPATED. Advants estimates that its Internet terminals will initially cost approximately $4,000 per location. Advants estimates that its planned capital expenditures during fiscal year 2000 will be approximately $7,000,000 and that capital expenditures during future years will exceed $7,000,000. ChoiceTel has not performed any independent evaluation of Advants' estimates.

     ChoiceTel recently purchased 750,000 shares of Common Stock of Advants and warrants to purchase 1,500,000 additional shares of Common Stock for the aggregate purchase price of $3 million. ChoiceTel and Advants believe that financing in addition to ChoiceTel's recent $3 million investment will be needed to continue to develop Advants' business. ChoiceTel has no obligation to invest additional funds in Advants and at present does not expect to provide additional financing. ChoiceTel has no obligation to exercise its warrants to purchase additional shares of Advants' common stock and has no plans to do so in the foreseeable future. There can be no assurance that Advants will be able to obtain needed financing, or, if such financing is available, that it will be available on favorable or acceptable terms. If Advants is unable to obtain needed financing, it will have to curtail or discontinue its operations.

     If Advants obtains additional financing by selling any of its capital stock, the percentage of Advants owned by ChoiceTel will be reduced. Consequently, your ownership interest in Advants through ownership of ChoiceTel's common stock will be diluted.

     ADVANTS PLANS TO SECURE ADDITIONAL FINANCING BY ISSUING DEBT
SECURITIES. Advants expects to secure additional financing by issuing debt securities. Any debt securities that are issued could have priority over the Advants common stock in the event of the liquidation of Advants. Additionally, there is no guarantee that, once issued, Advants will be able to make payments required by the debt securities.

     ADVANTS HAS A HISTORY OF NET LOSSES AND EXPECTATION OF NET LOSSES FOR THE FORESEEABLE FUTURE. Advants has incurred net losses since its inception and accumulated a deficit of approximately $400,000 as of March 31, 2000. ChoiceTel expects Advants to have increasing net losses and negative cash flows for the near future. ChoiceTel also expect that Advants, operating expenses will increase significantly during the next several years, especially as it places terminals in public places. With increased expenses, Advants will need to generate significant additional revenues to achieve profitability. As a result, Advants may never achieve or sustain profitability, and, if it does achieve profitability in any period, Advants may not be able to sustain or increase profitability on a quarterly or annual basis.

     ADVANTS WILL PURSUE A NEW AND UNPROVEN BUSINESS MODEL. The business of providing Internet access through public Internet terminals is new and unproven. There can be no assurance that Advants will be able to develop technology that provides fast, stable access to the Internet though its public terminals. If Advants does develop such technology, there may be no demand for this manner of Internet access. Finally, even if there is demand for Internet access through public terminals, providing Internet access to the public may not be profitable. Failure to develop technology or a profitable market for Advants services will have a materially adverse affect on Advants' business, financial condition and results of operations with a resulting negative impact on the value of ChoiceTel's Common Stock.

     ADVANTS FACES INCREASING COMPETITION. Although no competitor yet has a significant portion of Advants' chosen market, many companies have already entered the market. Advants' competitors range from small companies to large corporations such as Bell South and US West. Many of these competitors have more extensive financial, marketing and technical resources than Advants and enjoy superior name recognition in the market. Advants may also face competition from currently unknown new market entrants who may possess substantially greater financial, marketing and technical resources than Advants.

     Access to the Internet is presently possible using lap top computers, cellular telephones and other portable devices. Advants will face increasing competition from the manufacturers of these types of portable Internet access devices. Many of the companies developing such products have longer operating histories in the Internet market, greater name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than Advants. Customers may prefer such portable Internet access devices to the public terminals offered by Advants. Advants may not be able to compete successfully. Failure to compete successfully will materially adversely affect Advants' business, financial condition and results from operations which may have a resulting negative impact on the value of ChoiceTel's Common Stock.

     ADVANTS MAY BE UNABLE TO MANAGE GROWTH. If successful, Advants may experience a period of rapid growth, which could significantly strain its managerial, operational, financial and other resources. To effectively manage future growth, if any, Advants will need to recruit, train, assimilate, motivate and retain qualified managers and employees. To compensate for the increase in operating expenses which could result from expansion, Advants will need to increase its revenues significantly. We can not predict whether Advants will be able to successfully manage any current or future growth. Any failure to successfully manage growth will have a material adverse affect on the results of operations and financial condition of Advants.

     ADVANTS IS HIGHLY DEPENDENT ON A SMALL NUMBER OF KEY PERSONNEL. Advants' future success is substantially dependent on its senior management and its directors. If one or more key employees decides to leave Advants, this could have a material adverse effect on Advants' business, results of operations and financial condition.

     Advants' future success also depends on its continuing ability to retain and attract highly qualified technical and managerial personnel. There can be no assurance that Advants will be able to attract and retain such personnel on acceptable terms. In addition, Advants' anticipated growth and expansion will place increased demands on its management resources. These demands are expected to require the addition of new management personnel. The failure to acquire additional qualified personnel on acceptable terms could materially adversely affect any prospects for Advants' success.

     INCREASED GOVERNMENTAL REGULATION OF THE INTERNET COULD ADVERSELY AFFECT ADVANTS' BUSINESS. A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including, but not limited to, online content, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. Additionally, it is uncertain as to how existing laws will be applied to the Internet. The adoption of new laws or the application of existing laws may decrease growth in the use of the which could in turn decrease demand for Advants' services (if any exists), increase the cost of doing business or otherwise have a material adverse effect on Advants' business, results of operations and financial condition.

     The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. Currently, the Internet Tax Information Act places a temporary moratorium on new state and local taxes on Internet commerce. However, future laws imposing taxes, access fees, or other regulations on commerce over the Internet may substantially impair the growth of use of the Internet and as a result have a material adverse effect on Advants' business, results of operations and financial condition.

     ADVANTS WILL BE HIGHLY DEPENDENT ON INCREASED USE OF THE
INTERNET. Consumers and businesses will likely widely accept and adopt the Internet for conducting business and exchanging information only if the Internet provides these consumers and businesses with greater efficiencies and improvements in commerce and communication. Advants future success and revenue growth depends substantially upon continued growth in the use of the Internet. The Internet may prove not to be a viable commercial marketplace. If use of the Internet does not continue to increase, Advants' business, results of operations and financial condition would be materially and adversely affected.

     ADVANTS WILL BE HIGHLY DEPENDENT ON CONTINUED IMPROVEMENTS TO ITS PUBLIC INTERNET TERMINALS AND THE INTERNET INFRASTRUCTURE. Advants' ability to attract customers and advertisers, and to achieve market acceptance of Advants services, depends significantly upon the performance of its systems and network infrastructure. Any system, mechanical or other technological failure that results in interrupted or slower Internet access could result in less customer use and, if sustained or repeated, could reduce the attractiveness of Advants' services to its customers and advertisers.

     Further, security and authentication concerns regarding the transmission of confidential information over the Internet, such as credit card numbers, may continue. Any failure of Advants' systems to provide privacy and security for its users which is on par with the general marketplace would materially adversely impact Advants business, results of operations and financial condition.

     If Internet usage continues to increase rapidly, the Internet infrastructure may not be able to support the demands placed on it by such growth and its performance and reliability may decline. If outages or delays on the Internet occur frequently, overall Internet usage or usage of Advants' public Internet terminals may decline. Consequently, the emergence and growth of the market for Advants' services is dependent on future improvements to the entire Internet. We can not assure you that such improvements will be made.

     ADVANTS IS HIGHLY DEPENDENT ON CONTINUED, UNINTERRUPTED SUPPLY FROM SUPPLIERS. Advants depends upon a small number of suppliers to supply, among other things, the equipment which comprises the public Internet terminals and equipment necessary to install the public Internet terminals. In the event any current suppler becomes unable or unwilling to supply equipment on terms acceptable to the company, it would be difficult, if not impossible, for the company to make acceptable arrangements with alternate suppliers because of the small number of existing suppliers. Any temporary or permanent interruption of the supply from suppliers or reduction in the speed with which any supplier is able to fill an order may materially adversely affect Advants' business, results of operations and financial condition.

     ADVANTS MAY BE UNABLE TO MANAGE THE RAPID TECHNOLOGICAL CHANGES WHICH CHARACTERIZE THE INTERNET MARKET. Technology relating to Advants' activities has undergone rapid and significant development. Advants expects that the technology associated with Advants activities will continue to develop rapidly, and Advants' success will depend in large part on its ability to maintain a competitive position with respect to this technology. Advants may find it difficult to update its equipment or services and develop and deliver its new products and services in a cost-effective manner, especially when faced with rapid technological changes that are hard to predict.

     CERTAIN EXISTING SHAREHOLDERS OWN A LARGE PERCENTAGE OF CHOICETEL'S
STOCK. Thirty-five percent (35%) of ChoiceTel's outstanding common stock is beneficially owned by Gary Kohler. Mr. Kohler is the chairman of the board of directors of ChoiceTel. Because of such ownership, Mr. Kohler will, in large part, be able to direct the affairs of ChoiceTel, including the election of its board of directors.

     CUMULATIVE VOTING FOR DIRECTORS IS NOT PERMITTED. Cumulative voting for directors is not permitted. Because there is no cumulative voting, the holders of more than 50% of the outstanding shares of common stock will be able to elect all of ChoiceTel's board of directors.

     CHOICETEL MAY NOT BE ABLE TO MEET ITS RETURN ON INVESTMENT
OBJECTIVES. There can be no assurance that ChoiceTel's return on investment objectives will be achieved. Actual results of Advants may significantly vary from ChoiceTel's reasonable expectations, especially due to the start up nature of Advants, and may be substantially less favorable.

                                USE OF PROCEEDS

     ChoiceTel will not receive any proceeds from the sale of the shares offered by this Prospectus, but may receive proceeds of up to $3,115,812 from the exercise of warrants held by the selling shareholders. Whether the warrants are exercised is in the sole discretion of the selling shareholders, and there can be no assurance as to the number of warrants (if any) that will be exercised. ChoiceTel intends to apply any net proceeds it receives from the exercise of the warrants for general corporate purposes, including working capital.

                                DIVIDEND POLICY

     ChoiceTel has never paid or declared any cash dividends on its Common Stock and does not intend to pay cash dividends on its Common Stock in the foreseeable future. The payment by ChoiceTel of cash dividends, if any, on its Common Stock in the future is subject to the discretion of ChoiceTel's board of directors and will depend on ChoiceTel's earnings, financial condition, capital requirements and other relevant factors.

                              SELLING SHAREHOLDERS

     Set forth below are the names of the selling shareholders, the number of shares of common stock of ChoiceTel beneficially owned by each of them as of April 26, 2000, the number of shares of common stock of ChoiceTel issuable to each of them upon exercise of warrants as of April 26, 2000, the number of shares offered hereby and the percentage of the outstanding common stock to be owned if all the shares registered hereunder are sold by the selling shareholders. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the selling shareholders listed below, provided that this Prospectus is amended or supplemented if required by applicable law.

                                            SHARES BENEFICIALLY OWNED
                                                PRIOR TO OFFERING                         SHARES BENEFICIALLY
                                         -------------------------------      NUMBER             OWNED
                                                                                OF         AFTER OFFERING(3)
                                                     WARRANT                  SHARES      --------------------
         SELLING SHAREHOLDER             SHARES     SHARES(1)     TOTAL     OFFERED(2)    NUMBER    PERCENT(4)
         -------------------             ------     ---------     -----     ----------    ------    ----------
Kenneth Benson.......................      5,934       5,934      11,868      11,868        0           *
c/o Benson-Orth Assoc. Inc. 14001
Ridgedale Drive Ste 320
Minnetonka, MN 55305
Jeffrey P. Brink & Victoria M. Brink
  Jt/Ten.............................      5,934       5,934      11,868      11,868        0           *
1100 Magnolia
Plymouth, MN 55441
John J. Altmann Sr. .................      5,934       5,934      11,868      11,868        0           *
701 West Haven Rd
Chippewa Falls, WI 54729
John A. Altmann......................      5,934       5,934      11,868      11,868        0           *
12486 65th Ave N
Chippewa Falls, WI 54729
Alan Frailich........................     32,967       2,967      35,934       5,934        0           *
4617 Flag Ave N
New Hope, MN 55428
Andrew J. Redleaf....................    148,991     118,691     267,682     237,382        0           *
3030 Excelsior Blvd. Suite 300
Minneapolis, MN 55416

                                            SHARES BENEFICIALLY OWNED
                                                PRIOR TO OFFERING                         SHARES BENEFICIALLY
                                         -------------------------------      NUMBER             OWNED
                                                                                OF         AFTER OFFERING(3)
                                                     WARRANT                  SHARES      --------------------
         SELLING SHAREHOLDER             SHARES     SHARES(1)     TOTAL     OFFERED(2)    NUMBER    PERCENT(4)
         -------------------             ------     ---------     -----     ----------    ------    ----------
Stanley D. Rahm(6)...................          0       3,767       3,767       3,767        0           *
16810 45th Ave N
Plymouth, MN 55446
Jeffrey D. Rahm & Susan D. Rahm
  Jt/Ten.............................      5,934       5,934      11,868      11,868        0           *
16810 45th Ave N
Plymouth, MN 55446
Stanley D. Rahm Trust(6).............     11,870      11,870      23,740      23,740        0           *
Stanley D. Rahm & Mary Ann Rahm
Trustees u/a dtd 12/17/92
5500 Wayzata Blvd Suite 800
Minneapolis, MN 55416
Brian R. Johnson & Jennifer Johnson
  Jt/Ten.............................      5,934       5,934      11,868      11,868        0           *
4805 Saratoga Lane N
Plymouth, MN 55442
Kyle Mansfield.......................      5,934       5,934      11,868      11,868        0           *
Mansfield & Foley
1108 Nicollet Mall Suite 200
Minneapolis, MN 55403
Thomas Tsatsos IRA...................      5,934       5,934      11,868      11,868        0           *
First Trust Natl Assoc TTEE
7400 Edinborough Way #5310
Edina, MN 55435
Steven J. Bateman....................      5,934       5,934      11,868      11,868        0           *
c/o Price Waterhouse
630 3rd Ave. S
Minneapolis, MN 55402
Industricorp & Co, Inc. FBO..........     47,476      47,476      94,952      94,952        0           *
Twin City Carpenters Pension Plan
Union Bank & Trust
Securities Dept
312 Central Ave
Minneapolis, MN 55414
Pyramid Partners, LP.................     59,346      59,346     118,692     118,692        0           *
USB Piper Jaffray
Dealer Relations Dept
222 South Ninth Street
Minneapolis, MN 55402
Ellis Limited Partnership............     11,870      11,870      23,740      23,740        0           *
USB Piper Jaffray
Dealer Relations Dept
222 South Ninth Street
Minneapolis, MN 55402

                                            SHARES BENEFICIALLY OWNED
                                                PRIOR TO OFFERING                         SHARES BENEFICIALLY
                                         -------------------------------      NUMBER             OWNED
                                                                                OF         AFTER OFFERING(3)
                                                     WARRANT                  SHARES      --------------------
         SELLING SHAREHOLDER             SHARES     SHARES(1)     TOTAL     OFFERED(2)    NUMBER    PERCENT(4)
         -------------------             ------     ---------     -----     ----------    ------    ----------
USB Piper Jaffray....................     11,870      11,870      23,740      23,740        0           *
FBO Harold Roitenberg IRA
USB Piper Jaffray
Dealer Relations Dept
222 South Ninth Street
Minneapolis, MN 55402
John F. Rooney.......................      8,902       8,902      17,804      17,804        0           *
USB Piper Jaffray
Dealer Relations Dept
222 South Ninth Street
Minneapolis, MN 55402
Robert G. Allison....................      9,934       5,934      15,868      11,868        0           *
USB Piper Jaffray
Dealer Relations Dept
222 South Ninth Street
Minneapolis, MN 55402
Gary A. Bergren......................      5,934       5,934      11,868      11,868        0           *
USB Piper Jaffray
Dealer Relations Dept
222 South Ninth Street
Minneapolis, MN 55402
Craig L. Campbell....................      5,934       5,934      11,868      11,868        0           *
USB Piper Jaffray
Dealer Relations Dept
222 South Ninth Street
Minneapolis, MN 55402
USB Piper Jaffray as Custodian.......      5,934       5,934      11,868      11,868        0           *
FBO Bradley A. Erickson
IRA 100-263185-7777
USB Piper Jaffray
Dealer Relations Dept
222 South Ninth Street
Minneapolis, MN 55402
Dennis D. Gonyea.....................      5,934       5,934      11,868      11,868        0           *
USB Piper Jaffray
Dealer Relations Dept
222 South Ninth Street
Minneapolis, MN 55402
John T. Potter.......................      5,934       5,934      11,868      11,868        0           *
USB Piper Jaffray
Dealer Relations Dept
222 South Ninth Street
Minneapolis, MN 55402

                                            SHARES BENEFICIALLY OWNED
                                                PRIOR TO OFFERING                         SHARES BENEFICIALLY
                                         -------------------------------      NUMBER             OWNED
                                                                                OF         AFTER OFFERING(3)
                                                     WARRANT                  SHARES      --------------------
         SELLING SHAREHOLDER             SHARES     SHARES(1)     TOTAL     OFFERED(2)    NUMBER    PERCENT(4)
         -------------------             ------     ---------     -----     ----------    ------    ----------
Richard C. Perkins...................      5,934       5,934      11,868      11,868        0           *
USB Piper Jaffray
Dealer Relations Dept
222 South Ninth Street
Minneapolis, MN 55402
David M. Westrum, TTEE...............      5,934       5,934      11,868      11,868        0           *
FBO David M. Westrum
Revocable Living Trust
u/a dtd 6/1/97
USB Piper Jaffray
Dealer Relations Dept
222 South Ninth Street
Minneapolis, MN 55402
David E. Riviere.....................      5,934       5,934      11,868      11,868        0           *
11510 52nd Ave N
Plymouth, MN 55442
John Gardiner........................      5,934       5,934      11,868      11,868        0           *
19895 Cottagewood Ave
Deephaven, MN 55331
VBS General Partnership..............     11,869      11,869      23,738      23,738        0           *
c/o J Simon
445 TigerTail Rd
Los Angeles, CA 90049
Everett Jensen Rev Trust.............      5,934       5,934      11,868      11,868        0           *
Everett Jensen TTEE 3/7/95
PO Box 119
Clarks Grove, MN 56016
Paul Forsberg........................     50,000      50,000     100,000     100,000        0           *
932 Nine Mile Cove
Hopkins, MN 55343
Miller, Johnson & Kuehn,
  Incorporated(5)....................          0      10,069      10,069      10,069        0           *
5500 Wayzata Blvd. Suite 800
Minneapolis, MN 55416
Miller, Johnson & Kuehn Investment
  Pool(5)............................          0       5,000       5,000       5,000        0           *
5500 Wayzata Blvd. Suite 800
Minneapolis, MN 55410
Eldon C. Miller(6)...................          0       3,767       3,767       3,767        0           *
5500 Wayzata Blvd. Suite 800
Minneapolis, MN 55410

                                            SHARES BENEFICIALLY OWNED
                                                PRIOR TO OFFERING                         SHARES BENEFICIALLY
                                         -------------------------------      NUMBER             OWNED
                                                                                OF         AFTER OFFERING(3)
                                                     WARRANT                  SHARES      --------------------
         SELLING SHAREHOLDER             SHARES     SHARES(1)     TOTAL     OFFERED(2)    NUMBER    PERCENT(4)
         -------------------             ------     ---------     -----     ----------    ------    ----------
Joseph D. Leach(8)...................          0      12,017      12,017      12,017        0           *
5500 Wayzata Blvd. Suite 800
Minneapolis, MN 55410
Paul R. Kuehn(6).....................          0      11,302      11,302      11,302        0           *
5500 Wayzata Blvd. Suite 800
Minneapolis, MN 55410
David B. Johnson(6)..................          0      11,302      11,302      11,302        0           *
5500 Wayzata Blvd Suite 800
Minneapolis, MN 55416
David B Johnson Family
  Foundation(7)......................    118,692     118,692     237,384     237,384        0           *
5500 Wayzata Blvd Suite 800
Minneapolis, MN 55416

-------------------------
 *  Less than one percent.

(1) Includes all shares to be issued to the shareholder upon exercise of a warrant.

(2) Includes shares that such selling stockholder may acquire upon the exercise of warrants.

(3) The number of shares beneficially owned after this offering assumes the sale of all shares being offered.

(4) The percentage is based on 4,128,596 shares of common stock outstanding, including 3,499,139 shares outstanding as of April 26, 2000 and 629,457 additional shares to be outstanding if all of the warrants are exercised.

(5) Miller, Johnson & Kuehn, Incorporated, acted as ChoiceTel's placement agent in connection with the private offering in which the shares being offered by this prospectus were originally issued.

(6) Eldon C. Miller, Paul R. Kuehn, Stanley D. Rahm and David B. Johnson are principals in the firm Miller, Johnson & Kuehn, Incorporated.

(7) The David B. Johnson Family Foundation is a charitable foundation controlled by David B. Johnson, a principal of Miller, Johnson & Kuehn, Incorporated.

(8) Joseph D. Leach is an associate with the firm of Miller, Johnson & Kuehn, Incorporated.

                              PLAN OF DISTRIBUTION

     Any or all of the shares of Common Stock being offered by this Prospectus may be sold by the selling shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the -counter market or otherwise at prices and at terms then prevailing or in negotiated transactions. The shares may be sold by one or more of the of the following means: (a) ordinary brokerage or market making transactions and transactions in which a broker or dealer solicits purchasers; (b) block trades in which a broker or dealer will attempt to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction; and (c) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock being offered hereby will be passed upon for the Company by Robins, Kaplan, Miller & Ciresi L.L.P., Minneapolis, Minnesota.

                                    EXPERTS

     The financial statements of ChoiceTel incorporated by reference in this Prospectus and registration statement from ChoiceTel's Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Schechter, Dokken, Kanter, Andrews and Selcer, Ltd., independent auditors, as set forth in their report included in the financial statements. The financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                MATERIAL CHANGES

     In April, 2000, ChoiceTel sold an aggregate of 572,233 units to a limited number of accredited investors through a private offering. Each unit consisted of one share of ChoiceTel's Common Stock, and one warrant to purchase one additional share of ChoiceTel's Common Stock at an exercise price of $4.95 per share. The units were sold for $4.2126 per unit.

     ChoiceTel derived gross proceeds of $2,410,588.75 from the private offering. From that amount, ChoiceTel paid $241,058.88 to Miller, Johnson and Kuehn, Incorporated as a sales commission for acting as placement agent for the private offering, and reimbursed Miller, Johnson & Kuehn, Incorporated an amount of $11,112.50 for costs and expenses. The net proceeds received by ChoiceTel from the private offering were $2,158,417.37, less legal and other expenses incurred in connection with that private offering.

     On May 2, 2000 , ChoiceTel purchased 750,000 shares of its majority owned subsidiary Advants, Inc. for a purchase price of $3,000,000.

                                INDEMNIFICATION

     Section 302A.521 of the Minnesota Statutes provides that unless prohibited or limited by a corporation's articles of incorporation or bylaws, the Company must indemnify its current and former officers, directors, employees and agents against reasonable expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they (i) have not been indemnified by another organization, (ii) acted in good faith, (iii) received no improper personal benefit, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

     Article VII of ChoiceTel's Bylaws provides that the directors, officers, committee members, of the Company and other persons shall have the rights to indemnification provided by Section 302A.521 of the Minnesota Statutes.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the shares of Common Stock offered hereby:

                                                                             SELLING
                                                                COMPANY    STOCKHOLDERS
                                                                -------    ------------
SEC registration fee........................................    $ 1,250        $-0-
Legal fees and expenses.....................................     15,000         -0-
Accounting fees and expenses................................      1,000         -0-
Printing expenses...........................................      5,000         -0-
Miscellaneous...............................................        750         -0-
                                                                -------        ----
     TOTAL..................................................    $23,000        $-0-
                                                                =======        ====

     Each of the amounts set forth above, except the SEC registration fee, are estimated. The selling shareholders will pay no portion of the expenses described above, all of which will be paid by ChoiceTel.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 302A.521 of the Minnesota Statutes provides that unless prohibited or limited by a corporation's articles of incorporation or bylaws, the Company must indemnify its current and former officers, directors, employees and agents against reasonable expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they (i) have not been indemnified by another organization, (ii) acted in good faith, (iii) received no improper personal benefit, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

     Article VII of the Bylaws of the Company provides that the directors, officers, committee members, of the Company and other persons shall have the rights to indemnification provided by Section 302A.521 of the Minnesota Statutes.

ITEM 16. EXHIBITS

     See "Exhibit Index" at page   .

ITEM 17. UNDERTAKINGS

(a) RULE 415 OFFERING.

     ChoiceTel hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e) REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ChoiceTel pursuant to the foregoing provisions, or otherwise, ChoiceTel has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ChoiceTel of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

(f) REGISTRATION STATEMENT PERMITTED BY RULE 430A.

     ChoiceTel hereby undertakes that:

     (1) For the purpose of determining any liability under the Securities Act of 1933, as amended, ChoiceTel will treat any information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by ChoiceTel under rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933, as amended, as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, ChoiceTel will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 9, 2000.

                                          CHOICETEL COMMUNICATIONS, INC.

                                          By       /s/ GARY S. KOHLER
                                            ------------------------------------
                                            Gary S. Kohler
                                            Chairman of the Board of Directors

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this registration statement appears below appoints Jeffrey R. Paletz and Jack S. Kohler as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, to sign on his behalf to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this registration statement, and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitutes, shall do or cause to be done by virtue of this power of attorney.

                SIGNATURE                                        TITLE                          DATE
                ---------                                        -----                          ----

            /s/ GARY S. KOHLER                Chairman of the Board of Directors             May 9, 2000
------------------------------------------
              Gary S. Kohler

          /s/ JEFFERY R. PALETZ               President and Director                         May 9, 2000
------------------------------------------
            Jeffery R. Paletz

            /s/ JACK S. KOHLER                Vice President and Chief Financial Officer     May 9, 2000
------------------------------------------
              Jack S. Kohler

             /s/ MELVIN GRAF                  Executive Vice President and Director          May 9, 2000
------------------------------------------
               Melvin Graf

          /s/ ROBERT A. HEGSTROM              Director                                       May 9, 2000
------------------------------------------
            Robert A. Hegstrom

            /s/ MICHAEL WIGLEY                Director                                       May 9, 2000
------------------------------------------
              Michael Wigley

                                 EXHIBIT INDEX

    EXHIBIT
      NO.                         DESCRIPTION                                  METHOD OF FILING
    -------                       -----------                                  ----------------
      5.1     Opinion of Robins, Kaplan, Miller & Ciresi L.L.P...    Filed electronically herewith
     23.1     Consent of Schechter, Dokken, Andrews & Selcer         Filed electronically herewith
              Ltd., Independent Auditors.........................
     23.2     Consent of Robins, Kaplan, Miller & Ciresi             Included in Exhibit 5.1
              L.L.P..............................................
     24.1     Powers of Attorney.................................    Included as part of the signature
                                                                     page to this registration statement